Exhibit 10.13

MASTER VIDEO LOTTERY TERMINAL CONTRACT

by and between the

Division of Lotteries of the Rhode Island Department of Administration

and

Newport Grand Jai Alai, LLC

Dated November 23, 2005

-i-

MASTER VIDEO LOTTERY TERMINAL CONTRACT

This Master Video Lottery Terminal Contract (this “Agreement”) is made as of November, 2005, by and between the Division of Lotteries of the Rhode Island Department of Administration (the “Division”), an agency of the State of Rhode Island with its principal address at 1425 Pontiac Avenue, Cranston, Rhode Island 02920, and Newport Grand Jai Alai, LLC (“Newport Grand”), a Rhode Island limited liability company with its principal office located at 150 Admiral Kalbfus Road, Newport, Rhode Island 02840.

WITNESSETH:

WHEREAS, the Division is established to conduct a lottery in the State of Rhode Island for the benefit of the State of Rhode Island and its residents;

WHEREAS, the Division’s predecessor issued a video lottery terminal license to Newport Grand to operate a gaming and entertainment facility located at 150 Admiral Kalbfus Road, Newport, Rhode Island;

WHEREAS, the Division has reached this Agreement with Newport Grand in consideration of the benefits to be realized by the Division and the State of Rhode Island under this Agreement, among them, the construction, development and investment of not less than $20,000,000 in respect of Newport Grand’s facility, the expected increase in lottery revenues as a result thereof, and the ensuing increase in the funds available to the State of Rhode Island and its residents; and

WHEREAS, this Agreement has been duly authorized pursuant to the laws of the State of Rhode Island as set forth in the Act Enabling the Division of Lotteries’ Entry into A Video Lottery Terminal Contract with Newport Grand, Rhode Island General Laws, [Senate 970 Substitute B as amended and House 6285 Substitute A as amended as passed by the General Assembly and signed into law by Governor on July 15, 2005] (the “Act”).

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual promises, covenants, obligations and conditions herein contained, the parties hereby agree as follows:

1.           Definitions.

The capitalized terms set forth below have the corresponding meanings when used in this Agreement. Other capitalized terms are defined in this Agreement when they are first used.

“Act” has the meaning set forth in the Preamble.

“Additional Authorized VLT’s” has the meaning set forth in Section 3.1 hereof.

“Adjusted Base Year Net Terminal Income” means, for the first Subsequent Year, the product of (a) the Net Terminal Income at Newport Grand for the twenty-four (24) calendar months ending on the last day of the calendar month preceding the opening of a new Gaming Facility in Rhode Island, divided by two, and (b) one (1) plus the CPI Adjustment. For each Subsequent Year after the first Subsequent Year, the Adjusted Base Year Net Terminal Income shall be the product of (x) the Adjusted Base Year Net Terminal Income for the previous Subsequent Year and (y) one (1) plus the CPI Adjustment.

“Annual Growth Rate In Net Terminal Income” means the percentage increase or decrease in Net Terminal Income for any year during the Term as compared to the immediately preceding year during the Term.

“Base Year” means the twelve (12) consecutive calendar months preceding the calendar month in which a new Gaming Facility opens in Rhode Island.

“Benchmark Excess” means, for any Subsequent Year, an amount equal to the positive difference, if any, between the (i) sum of (x) the product of the Adjusted Base Year Net Terminal Income for such year and the Blended Rate and (y) the Benchmark Excess for the immediately Preceding Subsequent Year, and (ii) the actual Net Terminal Income received by Newport Grand for the Subsequent Year for which the calculation is being made.

“Blended Rate” for Newport Grand means [(number of Existing Authorized Terminals in operation for the calculation period/total number of video lottery terminals in operation for the calculation period) x .2600; plus [(number of Additional Authorized Terminals in operation for the calculation period/total number of video lottery terminals in operation for the calculation period) x .2600].

“Blended Rate Adjustment Date” means the first date of any period with respect to which there is an adjustment in the Blended Rate required or permitted under this Agreement.

“Business” means the ownership, operation and development of the gaming and entertainment facility operated by Newport Grand at 150 Admiral Kalbfus Road, Newport, Rhode Island.

“Business Day” means a day on which Rhode Island regulatory authorities are open for regular business, provided such day is not a Saturday or Sunday.

“CPI Adjustment” means the annual change in the December Consumer Price Index-All Urban Consumers (CPI-U) using the same base period for the immediately preceding year published by the Bureau of Labor Statistics of the United States Department of Labor or its successor agency (or if such index is no longer published, an index agreed upon between Newport Grand and the Division) from the index for the December immediately preceding the opening of a new Gaming Facility in Rhode Island, not to exceed a three (3.00%) percent change in any year.

“Development Phase” has the meaning set forth in Section 4.3 hereof.

“DBR” means the Rhode Island Department of Business Regulation.

“Division” has the meaning set forth in the Preamble.

“Division Breach” has the meaning set forth in Section 8, below.

“Effective Date” has the meaning set forth in Section 2.1, below.

“Existing Authorized VLT’s” has the meaning set forth in Section 3.1 hereof.

“Force Majeure Event” has the meaning set forth in Section 12.1, below.

“GAAP” has the meaning set forth in Section 4.1 hereof.

“Gambling Game” means any game having the attributes of chance, consideration and prize including without limitation any banking or percentage game located within a Gaming Facility played with cards, dice, dominoes, or any electronic, electrical or mechanical device or machine for money, property, or any representation of value.

“Gaming Facility” means any facility or venue, offering one or more Gambling Games, that is physically located, in whole or in part, in the State, but excluding: (1) bingo, (2) facilities or venues that only on an occasional basis host such games and then only for the benefit of religious, charitable, educational or fraternal organizations, volunteer fire and rescue companies or other similar non-profit organizations, and (3) facilities or venues operated pursuant to IGRA, where such operation is authorized without State Consent and does not operate any Gambling Games other than Gambling Games specifically authorized under Rhode Island law as of the effective date of the Act unless the right of such Gaming Facility to operate Gambling Games other than those specifically authorized by Rhode Island law as of the effective date of the Act is not derived from an act of the Rhode Island General Assembly, amendment to the Rhode Island Constitution, or a voter referendum pursuant to the Rhode Island Constitution permitting the operations of such other Gambling Games elsewhere in the State other than Newport Grand or Lincoln Park.

“IGRA” means the Indian Gaming Regulatory Act, 25 U.S.C. Sections 2701-2721, 18 U.S.C. Sections 1166-1168, as may be hereafter amended from time to time.

“Institutional Lender” means any bank, savings and loan association, insurance company, investment company registered under the Investment Company of 1940, or any other organization which is a “qualified institutional buyer” within the meaning Section 7(a) of Rule 144A of the Rules and Regulations of the United States Securities and Exchange Commission.

“Investment Requirement” has the meaning set forth in Section 4.1, below.

“Investment Requirement Assets” has the meaning set forth in Section 4.1, below.

“Licensed Video Lottery Retailer” has the meaning given the term in Rhode Island General Laws §42-61.2-1(2) as may be hereafter amended from time to time.

“Net Terminal Income” means, in relation to a Video Lottery Terminal, has the same meaning given to the term as is in Section 42-61.2-1(3) of the General Laws of Rhode Island as in effect on July 15, 2005.

“Newport Grand” means Newport Grand Jai Alai, LLC, a Rhode Island Limited Liability Company located at 150 Admiral Kalbfus Road, Newport, Rhode Island. References herein to Newport Grand shall include its permitted successors and assigns under this Agreement.

“Newport Grand Breach” has the meaning set forth in Section 9.1, below.

“Newport Grand Business Affiliate” means any corporation, trust, partnership, joint venture or any other form of business entity as permitted and approved by the regulatory authorities that controls, is controlled by or is under common control with, Newport Grand.

“Pari-Mutuel Licensee” has the meaning given the term in Rhode Island General Laws §42-61.2-1(4) as may be hereafter amended from time to time.

“Phase Milestone Completion Date” has the meaning set forth in Section 4.3 hereof.

“Project Labor Agreement” has the meaning set forth in Section 6, below.

“Slippage Protection” means for any Subsequent Year (other than the first Subsequent Year occurring after the Base Year), whenever the Net Terminal Income is less than the Adjusted Base Year Net Terminal Income, the Blended Rate shall be increased to that rate that would have eliminated the resulting adverse impact from that difference upon Newport Grand; provided, however, that for any Subsequent Year (including the first Subsequent Year) in which an amount equal to twice the first six (6) months’ Net Terminal Income for such Subsequent Year shall not exceed ninety percent (90%) of the Adjusted Base Year Net Terminal Income for such Subsequent Year, the aforesaid increase in the Blended Rate shall occur beginning in the seventh (7th) month of such Subsequent Year.

“State” means the State of Rhode Island.

“State Consent” means the failure by the State to exhaust all of its administrative and judicial remedies to oppose the taking or conversion of land in Rhode Island into trust under 25 U.S.C. Section 465 where such taking or conversion is for the purpose of gaming under IGRA.

“Subsequent Year” means each consecutive twelve (12) month period ending on the last day of the calendar month preceding an anniversary of the opening of a new Gaming Facility.

“Term” means the Initial Term set forth in Section 2.2 and any Extension Term set forth in Section 2.3, below.

“Video Lottery Games” has the meaning given the term in Rhode Island General Laws §42-61.2-1(6) and as operated by the Division on the date hereof.

“Video Lottery Terminal” or “VLT” has the meaning given the term “Video Lottery Terminal” in Rhode Island General Laws §42-61.2-1(7) as in effect on the date the Act became law.

2.           Effective Date and Term.

2.1          This Agreement shall become effective on the date that it is signed by the Director or Acting Director of the Division (the “Effective Date”).

2.2          The Initial Term of the Agreement shall be from the Effective Date through and including the fifth (5th) anniversary of the Effective Date.

2.3          Newport Grand shall have the right and option to extend the term of this Agreement for an additional five year period (the “Extension Term”) by giving notice to the Division at least ninety (90) days prior to the expiration of the Initial Term; provided, however, that the following conditions are met at the time of the exercise of the option:

A.           Newport Grand shall not be in default of any material term or condition of this Agreement that has not been cured within the applicable grace periods; and

B.            Newport Grand shall certify to the Division that (i) there are 360 full-time equivalent employees at Newport Grand on the date of the exercise and (ii) for the one-year period preceding the date the option is exercised, there had been 360 full-time equivalent employees on average, as confirmed by the Rhode Island Department of Labor and Training.

For purposes of this Section 2.3, the term “full-time equivalent employee” means any employee who (i) works a minimum of 30 hours per week, or two or more part-time employees whose combined weekly hours equal or exceed 30 hours per week, and (ii) earn no less than 150% of the hourly minimum wage prescribed by Rhode Island law. In determining the number of employees, there shall be included (i) all employees employed by Newport Grand at Newport Grand; (ii) any employee at Newport Grand of any lessee, concessionaire or other third parties operating at Newport Grand; and (iii) any employee employed by a Newport Grand Affiliate if the employee is working at Newport Grand and is working exclusively on Newport Grand matters. In calculating the number of full-time equivalent employees, state employees shall be excluded.

3.           Allocation of Video Lottery Net Terminal Income.

3.1          As a Licensed Video Lottery Retailer, Newport Grand is hereby granted a license during the Term for 2,101 Video Lottery Terminals at Newport Grand, consisting of 1,301 existing authorized Video Lottery Terminals, and replacements thereof from time to time (the “Existing Authorized VLTs”) and 800 additional Video Lottery Terminals, and replacements thereof from time to time, as are hereby (and pursuant to the enabling legislation for this Agreement) authorized (the “Additional Authorized VLTs”).

3.2          With respect to the Existing Authorized VLTs, 26% of the Net Terminal Income attributable to the Existing Authorized VLTs shall be paid to Newport Grand.

3.3          With respect to the Additional Authorized VLTs, 26% of the Net Terminal Income attributable to the Additional Authorized VLTs shall be paid to Newport Grand.

3.4          Net Terminal Income from Newport Grand shall be paid to the Division daily and Newport Grand’s share thereof shall be calculated on a daily basis. Newport Grand’s compensation hereunder shall be due and payable by the Division in a manner consistent with the existing practice including, without limitation, the option for Newport Grand to post a bond in order to receive more frequent payments.

4.           Investment and Employment within the State.

4.1          Newport Grand and/or one or more Newport Grand Business Affiliates will invest in the aggregate, within three (3) years next following the Effective Date (but subject to extension as set forth in Section 4.2 hereof), at least twenty million dollars ($20,000,000) of total project costs, including all “hard costs” and allowable “soft costs”, in or related to improvements, renovations and additions to Newport Grand and to appurtenant real and personal property to Newport Grand (the “Investment Requirement”), in connection with (i) additions, renovations, and/or improvements to Newport Grand and to appurtenant real or personal property to Newport Grand, including without limitation, improvements designed and constructed to provide a hotel of at least ninety (90) rooms, (ii) performing Newport Grand’s obligations under this Agreement, and (iii) otherwise in connection with Newport Grand’s business operations in Rhode Island (“Investment Requirement Assets”). Newport Grand represents that it, whether alone or together with one or more Newport Grand Affiliates, will have in place, on or before December 31, 2005, financing arrangements to complete the Investment Requirements and will promptly provide evidence satisfactory to the Division of the financing arrangements. For the purposes of this section, “hard costs” means all costs that in accordance with Generally Accepted Accounting Principles (“GAAP”) are appropriately chargeable to the capital accounts of Newport Grand or would be so chargeable either with an election by Newport Grand or but for the election of Newport Grand to expense the amount of the item, and “soft costs” shall mean all other costs appropriately chargeable to the Investment Requirement which are not hard costs, in accordance with GAAP. In determining whether the investment requirement has been satisfied, soft costs in excess of two million five hundred thousand dollars ($2,500,000) shall be excluded.

4.2          The Division may terminate this Agreement if Newport Grand and/or Newport Grand Business Affiliates, collectively, fail to fulfill the aggregate Investment Requirement pursuant to Section 4.1 hereof unless such failure is attributable to (i) the failure to receive the necessary local approvals in connection with the improvements, construction and other activities enumerated in Section 4.1, notwithstanding the use of Newport Grand’s commercially reasonable efforts to obtain such approvals, or (ii) the occurrence of one or more Force Majeure Events beyond the control of Newport Grand and Newport Grand Business Affiliates, or (iii) delays attendant to any litigation brought by any third party (other than Newport Grand except where Newport Grand is contesting the denial of any permits required to be obtained in order to construct the improvements) contesting in any way the construction of the improvements or having the effect of delaying the expenditure of the Investment Requirement and which litigation is ultimately resolved in a manner allowing the expenditure of the Investment Requirement to proceed. The aforesaid three-year period for satisfaction of the Investment Requirement and Phases I and II Milestone Completion Dates, as applicable shall be extended by the number of days delay occurring as a result of any one or more of the events described in clauses (i), (ii) or (iii) of the preceding sentence. Within ten (10) Business Days of the occurrence of any such delay, Newport Grand shall give notice thereof to the Division, such notice to identify the event causing the delay and the expected delay period. Newport Grand shall further advise the Division as to the termination of any such delay period within ten (10) Business Days of the last day of such period.

4.3          Development Milestones. Newport Grand hereby undertakes to make the Investment Requirement and construct and place in service the Investment Requirement Assets in the following development phases (the “Development Phases”) within the completion dates (each a “Phase Milestone Completion Date”) subject to any Force Majeure or other event of a nature described in Section 4.2 above operating to cause delay in such Phase Milestone Completion Date. The development and construction within each Development Phase planned by Newport Grand is as follows:

A.           Phase I.

Upon the Effective Date of this Agreement, Newport Collaborative will be instructed to prepare construction plans for an addition to be constructed on the east side of Newport Grand which will be used for back of the house functionality, such as security offices, cash and surveillance rooms. Also, all of the receiving which takes place in the front of the building now will be moved to the back for greater efficiency and curb appeal. The addition will be a two story building approximately 168’ x 32’ with the second floor tying into the existing second floor of the building in order to allow for further expansion. Plans are targeted to be completed by March 1, 2006 in order that the project can be put out to bid. Bidding is targeted to be completed by May 1, 2006. Construction of the addition is targeted to be commenced by July 1, 2006, and the addition is targeted to be completed by December 31, 2006. (Phase I Milestone Completion Date – December 31, 2006).

While the Phase I Milestone Completion Date is targeted to be December 31, 2006, such Phase I Milestone Date shall in any event occur not later than March 1, 2007, subject, however, to extension as set forth in Section 4.2 or in this Section 4.3 above or Section 4.3C below.

B.            Phase II.

Upon the Effective Date of this Agreement, Newport Collaborative will be further instructed to continue working on the construction plans for the hotel and the new gaming rooms to be constructed within the space that was once the jai alai court and the 3,000 seat auditorium. The hotel will consist of a minimum 90 hotel rooms with adherent public spaces. Within the auditorium, there will be two floors constructed. This will add approximately 45,000 square feet to be used for gaming, food and beverage venues as well as entertainment and retail functionality. Completed plans should be circulated for bidding by the middle of the summer of 2006. Construction on the job would begin in the fall with completion estimated to be two years. The new hotel along with the other public spaces would open for business in the fall of 2008. This would occur within the three-year window provided in the legislation. (Phase II Milestone Completion Date – November 30, 2008).

While the Phase II Milestone Completion Date is targeted to be November 30, 2008, such Phase II Milestone Date shall in any event occur not later than March 1, 2009, subject, however, to extension as set forth in Section 4.2 or in this Section 4.3 above or Section 4.3C below.

C.            Newport Grand shall have the right to modify the projects within any phase without the consent of the Division if such modifications do not materially change the number of Video Lottery Terminals available or the location of any VLT’s at the end of such Development Phase or does not change the Phase Milestone Completion Date by more than sixty (60) days (provided, however, that Newport Grand shall use reasonable efforts to keep the Division apprised of each modification from time to time.) Newport Grand shall have the right from time to time to make such modifications to any Development Phase in addition to those permitted by the proceeding sentence subject to the approval of the Division which approval shall not be unreasonably withheld or delayed; provided that in no event shall any change in a Phase Milestone Completion Date be permitted if the last Milestone Completion Date would be more than three years after the Effective Date subject in all events to Force Majeure delays or any other event justifying a delay as referenced in Section 4.2 above or in the preceding provisions of this Section 4.3. Within 10 business days of the occurrence of any Force Majeure event, Newport Grand shall give notice thereof to the Division, such notice to identify the Force Majeure event and the expected delay period. Newport Grand shall further advise the Division as to the termination of any Force Majeure delay period within ten (10) business days of the last day of such period.

4.4          On or before that date which is (i) ninety (90) days after each year end in 2006, 2007 and 2008; (ii) ninety (90) days after the work to be done in Phase I has been completed and ninety (90) days after the work to be done in Phase II has been completed; (iii) in all events within ninety (90) days after the third anniversary of the Effective Date (as such three-year period may have been extended as set forth in Section 4.2 above) and (iv) at such other and additional times as the Division determines is necessary and/or appropriate, Newport Grand shall submit to the Division Newport Grand’s certification confirmed by a certified public accounting firm reasonably acceptable to the Division and using procedures approved by the Division not inconsistent with GAAP, providing its professional opinion, on behalf of itself and its applicable Newport Grand Business Affiliates as to the aggregate amounts expended up to that date, allocated between hard costs and allowable soft costs in respect of the Investment Requirement, so as to enable the Division to measure Newport Grand’s Investment Requirement Assets and to confirm Newport Grand’s compliance with its obligation under Section 4.1. Newport Grand shall pay all costs of obtaining and preparing the professional opinion obtained from the certified public accounting firm required by this section.

4.5          Following completion of the Investment Requirements, Newport Grand will maintain Newport Grand in a first class manner pursuant to regulations duly adopted pursuant to state law.

4.6          Newport Grand and its officers, directors, and owners of more than 5% of the equity interests in Newport Grand agree to submit to annual license renewal process as established by the Division and DBR through which they each will be subject to criminal background checks and required to reaffirm that there have been no material adverse changes to applications on file with either the Division or DBR.

4.7          Newport Grand agrees to comply with current rules and regulations of the Division and DBR as well any additions or modifications to such rules as may be adopted from time to time.

4.8          Newport Grand agrees to adopt and implement (within 180 days from the Effective Date) industry “best practice” codes, standards and procedures relating to the business and operations at Newport Grand, including, but not limited to, such areas as: accounting and internal controls; financial reporting and audited financial statements; internal audit and compliance; record retention; Gaming Facility Revenue and Net Terminal Income computation; business ethics; personnel and employee policies and practices; cash handling and management; surveillance and security; risk and facility management; asset preservation; corporate governance and legal compliance; vendor and contractor selection; and such other areas as shall be deemed appropriate by the Division to insure that Newport Grand is in compliance with all applicable state laws and regulations.

4.9          Newport Grand agrees to submit to periodic examinations by the Division with respect to the business and operations of Newport Grand.

4.10        Newport Grand agrees that the Division shall have access to and the right to inspect, examine, photocopy and audit all papers, books, records and facilities at Newport Grand as well as access to and the right to inspect, examine, photocopy and audit all papers, books, records and facilities of any Newport Grand Business Affiliate whom the Division knows or reasonably suspects is involved in the financing, operation or management of Newport Grand. The inspection, examination, photocopying and audit may take place at Newport Grand and/or on the premises of the Newport Grand Affiliate or elsewhere as deemed practicable and/or appropriate by the Division. During any inspection, examination, photocopying and/or audit related to a Newport Grand Business Affiliate, said Affiliate may have a representative present.

4.11        Newport Grand agrees that if a gaming license or permit applied for or granted to Newport Grand or any of its principals in another is jurisdiction is revoked or denied, the Division may revoke or deny Newport Grand’s permit in Rhode Island, if, after an independent investigation the Division agrees with the conclusions reached in such other jurisdiction; provided, however, if such revocation or denial involved a principal of Newport Grand and not Newport Grand itself, and Newport Grand causes the affected principal to divest its interest in Newport Grand, and such principal shall no longer be affiliated with Newport Grand through any affiliate or otherwise, then the divestiture of such affected principal may eliminate the need for any independent investigation by the Division and the revocation or denial of the divested principal in the other jurisdiction shall not be sole basis for the revocation or denial by the Division of Newport Grand’s License in Rhode Island.

4.12        Newport Grand agrees to cooperate with the Division to ensure the soundness of the business and operations at Newport Grand;

4.13        Within thirty (30) days of the Effective Date, Newport Grand shall maintain the insurance coverage required by Section 31 of Attachment A of the State of Rhode Island Office Of Purchasing General Conditions of Purchase. In addition, the Division shall obtain business interruption insurance providing coverage to the Division equal to no less than nine (9) months of the State’s share of Net Terminal Income for the twelve (12) months preceding the date such insurance policy and any renewal or replacement thereof takes effect; provided, however, that such obligation shall be conditioned on the availability of such insurance at commercially reasonable rates. Newport Grand shall reimburse the Division for such insurance which reimbursement shall not exceed 555,500 per annum, adjusted by the CPI Adjustment over the Term.

4.14        Newport Grand agrees that (A) it will not unilaterally cease operations (except where such cessation is caused by a requirement to comply with applicable laws, rules or regulations, or where the same is caused by a Force Majeure Event or by the making of improvements or repairs) and (B) in the event it breaches this Agreement and thereafter as a result of such breach the Division shall lawfully elect to terminate this Agreement in accordance with the terms of this Agreement, it will continue to operate Newport Grand as requested by the Division and to cooperate with the Division in finding a successor licensee on terms and conditions reasonably acceptable to the Division and Newport Grand, but nothing in this Section 4.14 shall (C) obligate Newport Grand to transfer any of its assets to any proposed successor licensee except on commercially reasonable terms and conditions, or (D) impair the rights of any Institutional Lender to Newport Grand or any Newport Grand Business Affiliate.

4.15        Newport Grand agrees to reimburse and pay to the Division (or to such entities as the Division may identify) all reasonable costs and expenses associated with the Division’s oversight over and review of the business or operations at Newport Grand, including such items as ongoing auditing, legal, investigation services and other related matters; it being expressly understood and agreed that the Division will endeavor to reach an agreement with DBR that where both agencies are involved in any such oversight or review that both the Division and DBR will coordinate their activities to minimize the costs to be reimbursed by Newport Grand.

5.           Slippage.

5.1          In view of the current and prospective economic benefits afforded to the State and to all other parties benefiting from the commercial activities operated at Newport Grand, and in order to better assure, throughout the Term, that Newport Grand and the Business conducted thereon will be able to compete fairly with any other Gaming Facilities operating from time to time within the State, during the Term, the State, including any agency or instrumentality thereof, and the Division, do hereby expressly pledge and agree that the owner of Newport Grand and the Business operated thereon shall be afforded Slippage Protection with any other Gaming Facility except as currently exists for Newport Grand and Lincoln Park under the provisions of Rhode Island General Laws 42-61.2-7(a)(2) as currently in effect if:

A.           During the Term of this Agreement, a new Gaming Facility located wholly or partially within the State opens to the public for business;

B.            Neither Newport Grand nor any Newport Grand Business Affiliate is involved in any way in the operation or ownership of such new Gaming Facility; and

C.            Newport Grand is not in default of any material covenant, term or condition of this Agreement that has not been cured within the applicable cure periods set forth in Section 9 of this Agreement.

5.2          Application of Slippage Protection.

A.           Beginning with the first Subsequent Year and thereafter in each Subsequent Year, within thirty (30) days after the close of the first six (6) months of such Subsequent Year, Newport Grand shall submit to the Division a calculation comparing its Adjusted Base Year Net Terminal Income for such year to the annualized actual Net Terminal Income for the first six (6) months of such year and its proposed adjustment in the Blended Rate together with such supporting documentation as the Division shall reasonably require. If twice the actual Net Terminal Income for the first six (6) months shall be less than ninety percent (90%) of the sum of the Adjusted Base Year Net Terminal Income and any Benchmark Excess for the immediately preceding Subsequent Year, then the Blended Rate for the second six (6) months shall be equal to the fraction, expressed as a percentage, the numerator of which is the positive difference, if any, between (x) the sum of (i) the product of the Adjusted Base Year Net Terminal Income for the Subsequent Year for which the calculation is being made multiplied by the Blended Rate and (ii) the Benchmark Excess for the immediately preceding Subsequent Year and (y) the product of the actual Net Terminal Income for such six month period multiplied by the Blended Rate, and the denominator of which is the actual Net Terminal Income for such six month period. Any such adjustment in the Blended Rate shall be effective ten (10) days after the submission by Newport Grand in accordance with this Section 5.2A. and shall be retroactive to the Blended Rate Adjustment Date notwithstanding any objections the Division may have with respect to the calculation thereof, but subject nevertheless to the Division’s right to dispute the same as herein provided. The Division shall make payment for the period between the Blended Rate Adjustment Date and the effective date of such adjustment within twenty (20) calendar days.

B.           Within sixty (60) days of the close of each Subsequent Year, Newport Grand shall certify to the Division, with such supporting documentation as the Division shall reasonably require, the amount of its share of Net Terminal Income for such Subsequent Year, the amount of Benchmark Excess, if any, and its proposed adjustment in the Blended Rate. In any Subsequent Year where there is a Benchmark Excess, the Blended Rate for the next Subsequent Year shall be equal to a fraction, expressed as a percentage, the numerator of which shall be (i) the sum of the product of the Adjusted Base Year Net Terminal Income for such Subsequent Year multiplied by the Blended Rate and (ii) the Benchmark Excess for the immediately preceding Subsequent Year and the denominator of which shall the actual Net Terminal Income for the immediately preceding Subsequent Year. Any adjustment in the Blended Rate required by the Newport Grand submission shall be effective ten (10) days after the submission by Newport Grand in accordance with this Section 5.2B. and shall be retroactive to the Blended Rate Adjustment Date notwithstanding any objections the Division may have with respect to the calculation thereof, but subject nevertheless to the Division’s right to dispute the same as herein provided.

5.3          In the event that after any adjustment in the Blended Rate pursuant to Section 5.2 there shall be a further adjustment in the Blended Rate by agreement of Newport Grand and the Division, or as a result of a determination by an accounting firm chosen in accordance with Section 5.4 hereof, such adjustment in the Blended Rate shall be retroactive to the Blended Rate Adjustment Date and any amounts due to a party shall be paid within twenty (20) days.

5.4          In the event of any dispute by the Division with respect to any adjustments in the Blended Rate required by Section 5.2, the Division shall give notice to Newport Grand within twenty (20) days of the receipt by the Division of Newport Grand’s submission. Upon receipt of the Division’s objection, Newport Grand and the Division shall seek to mediate the same within thirty (30) days. If within such thirty (30) day period Newport Grand and the Division are unable to reach agreement, then within ten (10) days the Division shall submit to Newport Grand a list of three nationally recognized accounting firms none of whom shall have been engaged by Newport Grand and within the further ten (10) days, Newport Grand shall select one of such firms. Upon such selection, the matter shall be forthwith submitted by Newport Grand and the Division to the selected firm for a decision within thirty (30) days. Each of Newport Grand and the Division agrees to submit such information to such accounting firm as such accounting firm shall reasonably request. The decision of such accounting firm shall be final and binding on the parties absent fraud or manifest error. The non-prevailing party shall pay the costs and expenses of such accounting firm.

5.5          Except as currently exists for Newport Grand and Lincoln Park under the provisions of Rhode Island General Laws 42-61.2-7(a)(2), the State and the Division hereby expressly agrees not to enter into any agreement or adopt, modify or amend any law, rule or regulation that would impair the rights of Newport Grand under the Act and this Agreement. Notwithstanding anything above to the contrary, nothing in this Agreement shall limit the authority of the Division to enforce its rights under this Agreement or the State to enact, adopt and enforce laws and regulations which are of general application and not specifically directed to the operation of Newport Grand. Subject to the foregoing, the State and the Division expressly pledge and agree with Newport Grand that the State and the Division will not limit, alter, diminish or adversely impact the rights or economic benefits which vest in Newport Grand under the terms of this Agreement as authorized by the Act.

6.           Project Labor Agreement.

6.1          Promptly following the Effective Date, Newport Grand, or a Newport Grand Business Affiliate, as applicable, shall execute a Project Labor Agreement (the “Project Labor Agreement”) for the construction of improvements to Newport Grand, subject to all applicable construction industry trade unions being parties thereto.

7.           Use of Lottery System Infrastructure; Other State Services.

7.1          During the Term, the Division will permit Newport Grand to use, and assist and cooperate with Newport Grand in its use of the Division’s Video Lottery Terminal systems infrastructure subject to the rights of third parties, such use to be pursuant to mutually agreed upon terms and conditions. Newport Grand shall provide access to the Division for purpose of the repair, maintenance and improvement of any such facilities during normal business hours and after reasonable notice.

8.           Breach by the Division; Termination.

8.1          The occurrence of any of the following shall be a breach of this Agreement on the part of the Division (hereinafter a “Division Breach”):

A.           the breach by the Division of any provision of this Agreement, other than a failure to pay amounts due to Newport Grand under this Agreement;

B.            the failure on the part of the Division to pay when due any amount due Newport Grand under this Agreement;

C.            the termination, revocation, suspension for sixty (60) consecutive days (or such longer period as may be agreed to by Newport Grand) of the Division’s authority and/or ability to offer Video Lottery Games;

D.            the State’s ability and/or authority to offer Video Lottery Games is materially adversely affected for sixty (60) consecutive days (or such longer period as may be agreed to by Newport Grand);

E.           the authority to offer within and throughout the State lottery games that involve on-line computer processing of the sale transaction is granted to another department, commission, agency or other body of the State, whether or not the Division retains its authority to offer such lottery games, unless such other department, commission, agency or other body of the State is a successor to the Division, and maintains an exclusive right to operate Video Lottery Games for the State, and assumes in writing all of the Division’s obligations hereunder at the time such authority is granted to such other department, commission agency or other body.

8.2          Newport Grand may (but shall not be obligated to) terminate this Agreement immediately by written notice to the Division, in the event a Division Breach of the sort described in Section 8.1C, D, and/or E and/or in the event of any of the following:

A.           the breach by the Division of any provision of this Agreement other than a failure to pay amounts due to Newport Grand and the subsequent failure on the part of the Division to cure such breach within thirty (30) days after written notice from Newport Grand specifying such breach; provided, however, that if such breach is curable but cannot be cured within the aforesaid 30-day period, then said 30-day period shall be extended for so long as the breaching party is proceeding with commercially reasonable diligence to effectuate such cure; and/or

B.            the failure on the part of the Division to pay when due any amount due Newport Grand under this Agreement and the subsequent failure to pay such amount within ten (10) days after written notice from Newport Grand specifying such failure to pay.

8.3          Except as set forth in Section 8.4 below, in the event of a material breach by the Division, Newport Grand shall be entitled to recover its actual damages, but, except as otherwise specifically provided in this Agreement, shall not be entitled to terminate this Agreement.

8.4          The failure to provide the owner of Newport Grand and the Business with an adjustment in the Blended Rate as required by Section 5 of this Agreement shall constitute a violation of the Act and a material breach of this Agreement, and shall entitle such owner to bring a claim against the Division and the State for actual damages and/or specific performance and/or other equitable relief, notwithstanding any limitation on such damages imposed by the laws of the State. For purposes of computing the actual damages with respect to any claim by Newport Grand against the State or the Division for a failure to provide adjustments in the Blended Rate pursuant to the provisions of the Act and of this Agreement, “actual damages” means the positive difference between: (i) the Gaming Facility Revenues Newport Grand would have retained had the State or the Division made the adjustments to the Blended Rate as required by Section 5 hereof for the period of time the State or Division fails to provide such adjustment during the Term; and (ii) the Gaming Facility Revenues actually retained by Newport Grand for the period of time the State or Division fails to make the adjustments to the Blended Rate as required by the Act and this Agreement during the Term.

9.           Breach by Newport Grand; Termination.

9.1          The occurrence of any of the following shall be a breach of this Agreement on the part of Newport Grand (hereinafter a “Newport Grand Breach”):

A.           The breach by Newport Grand of any provision of this Agreement other than a failure to pay amounts due to the Division; and/or

B.            The failure on the part of Newport Grand to pay when due any amount due the Division under this Agreement.

C.            If Newport Grand shall file a voluntary petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent or shall file any petition or answer seeking any reorganization, arrangement, liquidation, dissolution or similar relief under any present or future Federal Bankruptcy Act, or any other present or future applicable federal, state or other statue or law, or shall seek or consent to, or acquiesce in the appointment of, any trustee, receiver or liquidator of its property, business or assets, or shall make any assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally when due; or

D.            If within sixty (60) days after the commencement of any proceedings against Newport Grand seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under the present or any future Federal Bankruptcy Act, or any other present or future applicable Federal, state or other statute or law, such proceedings shall not have been dismissed, or if, within sixty (60) days after the appointment, without the consent or acquiescence of Newport Grand, of any trustee, receiver or liquidator of Newport Grand, or of all or substantially all, of its business, properties or assets, such appointment shall not have been vacated or stayed on appeal or otherwise, or within sixty days after the expiration of any such stay, such appointment shall not have been vacated.

E.            If Newport Grand commits any act which would permit the Division to revoke its license, including without limitation, conduct described in Section 42-61-5(d)(1), (3), (4) or (5), G.L.R.I., 1956, as amended.

9.2          The Division may (but shall not be obligated to) terminate this Agreement immediately by written notice to Newport Grand, in the event Newport Grand fails to comply with its obligations under Section 4.1, as evidenced by the certifications (or lack thereof) provided to the Division pursuant to Section 4.4 and, within thirty (30) days after written notice from the Division specifying such failure, Newport Grand fails to bring itself into compliance with Sections 4.1; provided, however, that if such breach is curable but cannot be cured within the aforesaid 30-day period, then said 30-day period shall be extended so long as the breaching party is proceeding with commercially reasonable diligence to effectuate such cure.

9.3          In the event of a breach by Newport Grand of any covenant, term or condition of this Agreement, the Division shall give Newport Grand notice thereof and Newport Grand shall in the case of payment default have ten (10) days to pay such amount and in the case of any other default (other than as specified in Section 9.2 hereof) shall have thirty (30) days to cure such default unless such default cannot be cured by the exercise of reasonable diligence within such thirty (30) day period in which event such thirty (30) day period shall be extended for so long as Newport Grand is proceeding with commercially reasonable diligence to effectuate such cure.

9.4          In the event of a breach by Newport Grand of any material covenant, term or condition of this Agreement, the Division shall be entitled to recover its actual damages.

9.5          In the event of any breach, or threatened breach, by Newport Grand of its obligations under Section 4.1 of this Agreement the Division shall be entitled to injunctive relief without the necessity of demonstrating irreparable harm.

10.         Effect of Termination.

Any termination of this Agreement shall not affect any liability of any of the parties that has accrued prior to the date of termination or as a result of such termination or of the acts giving rise to such termination, including, without limitation, the liability of any party for any default by such party in the performance of its obligations under this Agreement, nor shall it affect the coming into force or continuance in force of any provision of this Agreement which is expressly intended to continue in force on or after such termination.

11.         Rights of Institutional Lenders; Right to Dispute Breach.

11.1        In the event that this Agreement shall be terminated due to a default by Newport Grand that is not cured within the applicable cure periods set forth herein, then the Institutional Lenders or their institutional successors from time to time shall have the right to cause this Agreement to be reinstated at any time within ninety (90) days following such termination by curing or causing to be cured any defaults giving rise to such termination; provided, however, that in the event that such default is capable of cure, but not, on a commercially reasonable basis, within such 90-day period, and in the further event that such Institutional Lender or their institutional successors shall commence such cure within such 90-day period and shall proceed with such cure with reasonable commercial diligence, then such 90-day period shall be extended to facilitate the completion of such cure.

11.2        In the event of any alleged breach of Section 4.5 of this Agreement, which is not cured within the time provided for herein, the party disputing the existence of such breach shall within ten (10) days of receipt of the notice of such breach from the other party, give such other party notice that it disputes the existence of a breach of the Agreement. Thereafter, within twenty (20) days of the notice disputing the breach, the Division shall cause a hearing to be held before a Hearing Officer appointed pursuant to the rules and regulations of the Division. Such hearing shall be conducted in accordance with the Administrative Procedures Act, Chapter 42-35 of the General Laws of Rhode Island 1956 (1993 Reenactment) as the same shall be amended from time to time. The Hearing Officer shall determine whether a breach has in fact occurred and any party aggrieved by the decision of the Hearing Officer may appeal to Superior Court in accordance with Administrative Procedures Act. Until such time as the Hearing Officer’s determination that a breach of this Agreement has occurred and such determination has become final and all allowable appeals therefrom shall have become final and no further appeal shall lie, this Agreement shall remain in full force and effect. Upon a final determination in accordance with this Section 11.2 that a breach of this Agreement has taken place, the aggrieved party shall be entitled to all remedies available to it in law and equity.

12.         General.

12.1        Force Majeure. Neither party shall be liable for any delay in performing any obligation hereunder for any one or more causes beyond its reasonable control, including but not limited to strikes, lockouts and other labor disputes, accidents, war, terrorism, invasion, riot, rebellion, civil commotion or disturbances, insurrection, epidemics, embargoes, any act or judgment of any court granted in any legal proceeding, illegal, malicious, wanton, or capricious acts of a third party, changes or modification in industry standards or protocols, and the existence of or changes in federal or State laws or the laws of other countries prohibiting or imposing criminal penalties or civil liability for performance hereunder, the inability of any party to secure the necessary governmental permits to carry out its obligations under this Agreement notwithstanding the exercise of commercially reasonable efforts, acts of God such as fire, wind or lightning, earthquakes or other severe weather, explosion, act of government or faults or delays by subcontractors to provide service due to circumstances such as those cited above (each, a “Force Majeure Event”). Notwithstanding the foregoing, this Section 12.1 shall not apply to the Division’s obligations under Section 5 and each Subsection of Section 5 of this Agreement, nor shall this Section 12.1 apply to the exemption of this Agreement from the provisions of Rhode Island General Laws §37.2 and Rhode Island General Laws §42-61.2-4(3).

12.2        Relationship of Parties. Except as otherwise provided herein, the parties to this Agreement are and will be acting in their individual capacities and not as agents, employees, partners, joint venturers or associates of one another. The employees or agents of one party shall not be deemed or construed to be the employees or agents of the other party for any purpose whatsoever.

12.3        Scope of the Agreement. This writing shall constitute the entire agreement between the parties and shall supersede all other prior agreements, oral or written, and all other communications between the parties relating to the subject matter hereof.

12.4        Amendment. This Agreement shall not be amended except by a writing of subsequent date hereto, executed by duly authorized representative of the parties hereto.

12.5        Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party and receipt of all appropriate regulatory approvals. So long as a proposed assignee of Newport Grand or any of its permitted successors shall have been found to be qualified by the Division to hold the license, the Division shall not unreasonably withhold or delay its consent to such proposed assignment.

12.6        Notices. All notices, demands and other communications required or permitted hereunder shall be in writing and shall be deemed received (i) upon receipted delivery if sent by messenger or personal courier, (ii) two (2) business days after being deposited with an internationally recognized overnight courier, or (iii) upon facsimile transmission to the number indicated below and receipt of a confirmation with respect thereto; or (iv) an actual receipt, if sent in any other manner, in each case with postage/delivery prepaid or billed to sender and addressed as follows:

If to Newport Grand:	CEO, Newport Grand Jai Alai, LLC
c/o Newport Grand
150 Admiral Kalbfus Road
Newport, Rhode Island 02840

With copy to:	Laurent L. Rousseau, Esquire
Moore, Virgadamo & Lynch, Ltd.
97 John Clarke Road
Middletown, Rhode Island 02842

If to the Division:	Director, Division of Lotteries
1425 Pontiac Avenue
Cranston, Rhode Island 02920

With copy to:	Director, Department of Administration
One Capitol Hill
Providence, Rhode Island 02908

Any party may change its address for purposes of notice hereunder by sending notice in the manner provided above, together with the effective date of such change.

12.7        Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto, and each of their respective successors and permitted assigns.

12.8        Waiver. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way affect the validity of this Agreement, or any part thereof, or the right of the other party thereafter to enforce each and every provision.

12.9        Severability. The parties acknowledge that the provisions contained herein are required for the reasonable protection of the business interests of the parties. The illegality, invalidity or unenforceability of any provision of this Agreement under any applicable law shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity, enforceability of any other provision, and to this end the provisions hereof are declared to be severable, with the exception that Newport Grand, Newport Grand Business Affiliates, and/or any affiliate of any of them which operates the Business may terminate this entire Agreement if the obligations of the State, the Division, or any agent or instrumentality of the State under Section 5 of this Agreement are held to be unenforceable by a court of law or rendered unenforceable by federal or state law.

12.10      Authorization to Execute Agreement. The parties warrant that they are authorized to execute and deliver this Agreement and to perform the obligations set forth herein, and the persons executing this Agreement on behalf of such party are authorized to do so.

12.11      Headings and Interpretation. Section headings of this Agreement are for convenience only and shall neither form a part nor affect the interpretation hereof. Words in the singular number shall be interpreted to include the plural (and vice-versa), when the sense so requires.

12.12      Governing Law; Consent to Jurisdiction. This Agreement shall be governed by; construed and enforced in accordance with the laws of the State of Rhode Island, without regard to conflict of law principles. The parties agree that any suit for the enforcement of this Agreement may be brought in the courts of the State of Rhode Island or any Federal Court sitting therein and consent to the non-exclusive jurisdiction of such court and to service of process in any such suit being made upon the parties at the addresses set forth for the parties above. The parties hereby waive any objection that they may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

12.13      Recitals Not Controlling. In the case of any inconsistency between any provision in the Recitals of this Agreement set forth before Section 1 and any provision of this Agreement set forth in Section 1 through and including Section 12, the provisions set forth in Section 1 through and including Section 12 of this Agreement shall govern.

12.14      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the parties thereto on the day and year first written.

NEWPORT GRAND JAI ALAI, LLC		DIVISION OF LOTTERIES

By:	/s/ Diane S. Hurley	By:	/s/ Beverly E. Najarian
Name:	Diane S. Hurley	Name:	Beverly E. Najarian
Title:	Chief Executive Officer	Title:	Acting Director